Exhibit 10.35

FOURTH AMENDMENT

THIS FOURTH AMENDMENT (this “Fourth Amendment”) is made and entered into as of the 30th day of November, 2006, by and between CA-FOOTHILL RESEARCH CENTER LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and AFFYMAX, INC., a Delaware corporation (“Tenant”).

RECITALS

A.                                   Landlord (as successor in interest by conversion to EOP-Foothill Research Center, L.L.C., a Delaware limited liability company, successor in interest to Spieker Properties, L.P., a California limited partnership, successor in interest to Miranda Associates, a California general partnership), as landlord, and Tenant (as successor in interest to Affymax Research Institute, a California corporation), as tenant, are parties to that certain Research and Development/Office Lease dated May 30, 1990 (the “Original Lease”), as amended by  that certain Consent to Sublease dated July 30, 1990 (the “Consent”), that certain First Amendment to Lease dated November 16, 1999 (the “First Amendment”), that certain Second Amendment to Lease dated December 20, 1999 (the “Second Amendment”), and that certain Third Amendment dated December 31, 2001 (the “Third Amendment”), (collectively, the “Lease”) pursuant to which Landlord has leased to Tenant certain premises containing approximately 53,830 rentable square feet (referred to herein as the “Initial Premises”) consisting of the entire building commonly known as 4001 Miranda Avenue located at 4001 Miranda Avenue, Palo Alto, California (the “4001 Miranda Building”).

B.                                     Tenant has requested that additional space containing approximately 30,630 rentable square feet consisting of the entire 2-story building known as 4015 Miranda Avenue (the “4015 Miranda Building”), as more particularly shown on Exhibit A hereto (the “Must-Take Space”) be added to the Premises following the expiration of the existing tenant’s lease for the Must-Take Space and that the Lease be appropriately amended, and Landlord is willing to do the same on the following terms and conditions.  The existing tenant of the Must-Take Space is Tibco Software, Inc., a Delaware corporation (“Tibco”), pursuant to a lease dated January 21, 2000 (the “Existing Lease”). Tibco has subleased the Must-Take Space to Tenant pursuant to a Sublease dated September 1, 2006 (the “Tibco Sublease”), the term of which is scheduled to expire on December 31, 2010, and Landlord has consented to the Tibco Sublease pursuant to the terms of that certain Consent to Sublease of approximately even date herewith.

C.                                     As described in the Lease, the 4001 Miranda Building and the 4015 Miranda Building are part of a project known as the Foothill Research Center, which currently also includes the buildings located at 4005 Miranda Avenue (the “4005 Miranda Building”) and at 4009 Miranda Avenue (the “4009 Miranda Building”).

D.                                    The Lease by its terms shall expire on September 30, 2007 (“Prior Termination Date”), and the parties desire to extend the term of the Lease (the “Term”), all on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I.                                         Expansion: Must-Take Space.

A.                                   Must-Take Space. Tenant shall be required to lease from Landlord and Landlord shall be required to lease to Tenant the Must-Take Space (as defined in Recital B above).

B.                                     Must-Take Effective Date.

1.                                       Subject to Subsection E below, Landlord shall deliver possession of the Must-Take Space to Tenant and Tenant shall accept such space on January 1, 2011 (the “Must-Take Effective Date”).  The Term with respect to the Must-Take Space (the “Must-Take Term”) shall commence on the Must-Take Effective Date and end, unless sooner terminated pursuant to the terms of the Lease, as amended hereby, on the Extended Termination Date (as defined below), it being the intention of the parties hereto that the term for the Must-Take Space and the Extended Term for the Initial Premises shall be coterminous.  The Must-Take Effective Date shall be delayed to the extent that Landlord fails to deliver possession of the Must-Take Space for any reason, including but not limited to, holding over by prior third party occupants.  Any such delay in the Must-Take Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom; provided, however, Landlord, at its expense, shall use commercially reasonable efforts to obtain possession of the Must-Take Space for delivery to Tenant as soon as practicable following any such holdover.  If the Must-Take Effective Date is delayed, the Extended Termination Date shall not be similarly extended.  If Tenant is in occupancy of the Must-Take Space pursuant to the Tibco Sublease on the day preceding the Must-Take Effective Date, the Tibco Sublease shall be deemed terminated and Tenant shall be deemed to have taken possession of the Must-Take Space pursuant to the terms of this Fourth Amendment as of the Must-Take Effective Date.

2.                                       As of the Must-Take Effective Date, the Must-Take Space shall become part of the Premises and the “Premises”, as defined in the Lease, shall be increased from 53,830 rentable square feet in the 4001 Miranda Building to 84,460 rentable square in the 4001 Miranda Building and the 4015 Miranda Building by the addition of the Must-Take Space, subject to the modifications to the Lease set forth in this Fourth Amendment.  The Must-Take Space shall be subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Initial Premises except as expressly provided in this Section I.

C.                                     Rent for Must-Take Space.

1.                                      The initial Base Rent rate per rentable square foot for the Must-Take Space during the first year of the Must-Take Term (the “Initial Base Rent”) shall equal the Prevailing Market (hereinafter defined) rate per rentable square foot for the Must-Take Space, subject to the Minimum Initial Base Rent and Maximum Initial Base Rent, all as set forth below.  Base Rent during the Must-Take Term shall increase on each anniversary of the Must-Take Effective Date by three percent (3%) of the Base Rent for the previous period.  Base Rent attributable to the Must-Take Space shall be payable in monthly installments in accordance with the terms and conditions of Section 4 of the Lease, provided that the CPI adjustments set forth in Paragraph 2 of the First Amendment and Section 4(b) of the Lease shall not apply to the Must-Take Space.

2.                                      During the Must-Take Term, Tenant shall pay Property Expenses for the Must-Take Space on the same terms and conditions set forth in the Lease, as amended by this Fourth Amendment, except that in connection with the Must-Take Space, for purposes of Sections 6 and 47 of the Lease the “Premises” shall mean the Must-Take Space, the “Building” shall mean the 4015 Miranda Building, and “Tenant’s Percentage” for the Must-Take Space shall be 15.9432%.

D.                                    Must-Take Space Improvements.  The Must-Take Space (including improvements and personalty, if any) shall be accepted by Tenant in its as-built, “as-is” condition and configuration existing on the Must-Take Effective Date, including any improvements performed by Tenant during the term of the Tibco Sublease, if any.  Following the Must-Take Effective Date, Tenant may perform improvements to the Must-Take Space in accordance with the Must-Take Work Letter attached hereto as Exhibit B and Tenant shall be entitled to an improvement allowance in connection with such work as more fully described in Exhibit B.  Any improvements performed by Tenant to the Must-Take Space shall be subject to Section 12 of the Lease.  Landlord and Tenant acknowledge that Tenant may perform improvements in the Must-Take Space during Tenant’s possession thereof pursuant to the Tibco Sublease, and that any such improvements shall be subject to the terms of the Existing Lease and the Tibco Sublease (all as defined in Recital B).  Any such improvements performed in the Must-Take Space during Tenant’s possession pursuant to the Tibco Sublease shall be considered “Tenant Improvements” under the Lease effective upon the Must-Take Effective Date, including for purposes of categorization of such improvements pursuant to Section 12.B and Exhibit E of the Original Lease, as though the same had been performed during the Must-Take Term.

E.                                      Existing Lease.  If the Existing Lease terminates with respect to the Must- Take Space prior to December 31, 2010 and the Tibco Sublease has not been previously terminated for any reason, the Tibco Sublease automatically shall be deemed terminated as of the date of termination of the Existing Lease (the “Early Termination Date”), the Must-Take Effective Date automatically shall be accelerated to the day immediately following the Early Termination Date (the “Advance Must-Take Effective Date”), Tenant shall be deemed to have taken possession of the Must-Take Space pursuant to the terms of the Lease and this Must-Take provision as of the Advance Must-Take Effective Date, and the terms and conditions of this Lease applicable to the Must-Take Space shall be in full force and effect with respect to the Must-Take Space as of the Advance Must-Take Effective Date, except that (a) the Must-Take Term shall be extended to include the period commencing upon the Advance Must-Take Effective Date through and including December 31, 2010 (such period being referred to herein as the “Advance Must-Take Term”), and (b) the Base Rent for the Must-Take Space during the Advance Must-Take Term shall be the then Prevailing Market rate for the Must-Take Space, as determined in accordance with Subsection F below, as modified by this paragraph, provided that there shall be no Minimum Initial Base Rent or Maximum Initial Base Rent for such purposes. Landlord and Tenant acknowledge and agree that the determination of Base Rent for the Advance Must-Take Term is independent of and shall not affect in any way the determination of Base Rent for the remainder of the Must-Take Term, as set forth in Subsection F below. In the event that the Tibco Sublease is in effect but Tenant has not yet taken possession of a portion of the Must-Take Space by the Advance Must-Take Effective Date, then Tenant shall take possession of such portion of the Must-Take Space, in its then as-is condition, immediately upon Landlord’s recovery of possession thereof, and Tenant shall not be required to pay Rent with respect to such portion until Landlord has so recovered possession.  Promptly following the Early Termination Date, if any (regardless of whether such date is prior to April 1, 2010, notwithstanding Paragraph F.1 below), Landlord shall commence the procedure set forth in Subsection F below for determining the Prevailing Market rate for the Must-Take Space during the Advance Term.

F.                                      Procedure for Determining Prevailing Market.

1.                                       No earlier than April 1, 2010, Landlord shall advise Tenant of the applicable Initial Base Rent for the Must-Take Space for the Must-Take Term (excluding Base Rent for the Advance Must-Take Term, if any).  Tenant, within 30 days thereafter, shall either (i) give Landlord final binding written notice (“Binding Notice”) of Tenant’s acceptance of Landlord’s determination of the Initial Base Rent, or (ii) if Tenant disagrees with Landlord’s determination, provide Landlord with written notice of rejection (the “Rejection Notice”).  If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such 30 day period, then the Initial Base Rent set forth in Landlord’s notice shall be deemed correct and shall be binding on Tenant.  If Tenant provides Landlord with a Binding Notice (or fails to act within the 30 day period provided above), Landlord and Tenant shall enter into the Must-Take Amendment (as defined below) upon the terms and conditions set forth herein.  If Tenant provides Landlord with a Rejection Notice, Landlord and Tenant shall work together in good faith to agree upon the Prevailing Market rate.  Upon agreement, Landlord and Tenant shall enter into the Must-Take Amendment in accordance with the terms and conditions hereof.  Notwithstanding the foregoing, if Landlord and Tenant fail to agree upon the Prevailing Market rate within 30 days after the date Tenant provides Landlord with a Rejection Notice, Tenant, by written notice to Landlord (the “Arbitration Notice”) within 5 days after the expiration of such 30 day period, shall have the right to have the Prevailing Market rate determined in accordance with the arbitration procedures described in Paragraph 2 below. If Landlord and Tenant fail to agree upon the Prevailing Market rate within the 30 day period described and Tenant fails to timely exercise its right to arbitrate, then the Initial Base Rent set forth in Landlord’s notice shall be deemed correct and shall be binding on Tenant.

2.                                       Arbitration Procedure.

(a)                                  If Tenant provides Landlord with an Arbitration Notice, Landlord and Tenant, within 10 days after the date of the Arbitration Notice, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate (collectively referred to as the “Estimates”).  If the higher of such Estimates is not more than 105% of the lower of such Estimates, then Prevailing Market rate shall be the average of the two Estimates.  If the Prevailing Market rate is not resolved by the exchange of Estimates, then, within 10 days after the exchange of Estimates, Landlord and Tenant shall each select an appraiser to determine which of the two Estimates most closely reflects the Prevailing Market rate.  Each appraiser so selected shall be certified as an MAI appraiser or as an ASA appraiser and shall have had at least 5 years experience within the previous 10 years as a real estate appraiser working in Palo Alto, California, with working knowledge of current rental rates and practices.  For purposes hereof, an “MAI” appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar), and an “ASA” appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, in the event there is no successor organization, the organization and designation most similar).

(b)                                 Upon selection, Landlord’s and Tenant’s appraisers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate.  The Estimate chosen by such appraisers shall be binding on both Landlord and Tenant as the Initial Base Rent for the Must-Take Space during the first year of the Must-Take Term, subject to the terms of clause (d) below regarding the Minimum Initial Base Rent and the Maximum Initial Base Rent, both as defined therein.  If either Landlord or Tenant fails to appoint an appraiser within the 10 day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof.  If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Prevailing Market rate within 20 days after their appointment, then, within 10 days after the expiration of such 20 day period, the two appraisers shall select a third appraiser meeting the aforementioned criteria.  Once the third appraiser (i.e. arbitrator) has been selected as provided for above, then, as soon thereafter as practicable but in any case within 20 days, the arbitrator shall make his determination of which of the two Estimates most closely reflects the Prevailing Market rate and such Estimate shall be binding on both Landlord and Tenant as the Initial Base Rent rate for the Must-Take Space, subject to the terms of clause (d) below regarding the Minimum Initial Base Rent and the Maximum Initial Base Rent, both as defined therein. If the arbitrator believes that expert advice would materially assist him, he may retain one or more qualified persons to provide such expert advice.  The parties shall share equally in the costs of the arbitrator and of any experts retained by the arbitrator.  Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert.

(c)                                  If the Prevailing Market rate (and accordingly the Initial Base Rent) has not been determined by the Must-Take Effective Date,

Tenant shall commence payment of Base Rent for the Must-Take Space as of the Must-Take Effective Date at the baseline rate of $38.40 per rentable square foot per annum; provided that in the event of a Must-Take Advance Term Tenant shall instead commence payment of Base Rent equal to the Base Rent that Tenant would have paid during the Advance Must-Take Term pursuant to the Tibco Sublease had the Tibco Sublease remained in effect, until such time as the Base Rent for the Advance Must-Take Term is determined.  Upon determination of the Initial Base Rent, the Initial Base Rent for the Must-Take Space shall be retroactively adjusted to the applicable effective date.  If such adjustment results in an underpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within 30 days after the determination thereof.  If such adjustment results in an overpayment of Base Rent by Tenant, Landlord shall credit such overpayment against the next installment of Base Rent due under the Lease for the Must-Take Space and, to the extent necessary, any subsequent installments, until the entire amount of such overpayment has been credited against Base Rent for the Must-Take Space.

(d)                                 Notwithstanding anything to the contrary contained herein, the parties agree that the Initial Base Rent for the Must-Take Space (except as provided herein with respect to an Advance Must-Take Term) shall not be less than $30.72 per rentable square foot per annum (the “Minimum Initial Base Rent”) and shall not be greater than $46.08 per rentable square foot per annum (the “Maximum Initial Base Rent”), regardless of any determination of Prevailing Market rate made by the appraisers or arbitrator, as described above.

G.                                     Must-Take Amendment.  Following the determination of the Initial Base Rent for the Must-Take Space (whether for the primary Must-Take Term or for an Advance Must-Take Term), Landlord shall prepare an amendment (the “Must-Take Amendment”) to reflect the Base Rent, term and other appropriate terms for the Must-Take Space.  The Renewal Amendment shall be sent to Tenant within a reasonable time after receipt of the Binding Notice and Tenant shall execute and return the Renewal Amendment to Landlord within 15 days after Tenant’s receipt of same, but, upon final determination of the Prevailing Market rate applicable during the Must-Take Term as described herein, the Base Rent for the Must-Take Space shall be fully effective whether or not the Must-Take Amendment is executed.

H.                                    Prevailing Market.  For purposes of this Must-Take provision, “Prevailing Market” shall mean the arms length fair market annual rental rate per rentable square foot under new leases entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Buildings and office buildings comparable to the Building in the Palo Alto, California area.  The determination of Prevailing Market shall take into account any material economic differences between the terms of this Lease and any comparison lease or amendment, such as rent abatements, construction costs (including the Must-Take Allowance) and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes.

II.                                    Extension.  The Term of the Lease is hereby extended for a period of 84 months and shall expire on September 30, 2014 (“Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease.  That portion of the Term commencing the day immediately following the Prior Termination Date (“Extension Date”) and ending on the Extended Termination Date shall be referred to herein as the “Extended Term”.

III.                                Base Rent. The Base Rent, Property Expenses and all other charges under the Lease, including the adjustments set forth in Paragraph 2 of the First Amendment, shall be payable as provided therein with respect to the Initial Premises through and including the

Prior Termination Date.  As of the Extension Date, the schedule of Base Rent payable with respect to the Initial Premises during the Extended Term is the following:

Period	Annual Rate Per Square Foot	Monthly Base Rent
10/01/07 – 09/30/08	$31.80	$142,649.50
10/01/08 – 09/30/09	$32.75	$146,911.04
10/01/09 – 09/30/10	$33.74	$151,352.02
10/01/10 – 09/30/11	$34.75	$155,882.71
10/01/11 – 09/30/12	$35.79	$160,547.98
10/01/12 – 09/30/13	$36.86	$165,347.82
10/01/13 – 09/30/14	$37.97	$170,327.09

Section 4(b) of the Lease and Paragraph 2 of the First Amendment (CPI adjustments) shall be of no force or effect during the Extended Term.  All Base Rent during the Extended Term shall be payable by Tenant in accordance with the terms of the Lease, as amended hereby.

IV.                                 Security Deposit and Letter of Credit.

A.                                   Modifications to Lease.  Section 5 of the Original Lease is hereby amended to delete all references to a letter of credit, the parties hereto acknowledging that the provisions of this Section IV shall govern any letter of credit (including the Letter of Credit defined below) obtained by Tenant for the benefit of Landlord in connection with the Lease, as amended hereby.  Landlord and Tenant acknowledge that all references in Section 5 of the Lease to an Additional Deposit are of no force and effect, as pursuant to Paragraph 2 of the Second Amendment, the entire Current Security Deposit (defined in Paragraph D below) is the “Security Deposit” under the Lease.

B.                                     Letter of Credit.

1.                                      General Provisions.  Simultaneously with Tenant’s execution and delivery of this Fourth Amendment, Tenant shall deliver to Landlord, as collateral for the full performance by Tenant of all of its obligations under the Lease, as amended hereby and from time to time hereafter, and for all losses and damages Landlord may suffer as a result of Tenant’s default beyond applicable notice and cure periods, including, but not limited to, any post lease termination damages under section 1951.2 of the California Civil Code, a standby, unconditional, irrevocable, transferable letter of credit (the “Letter of Credit”), which Letter of Credit shall: (a) be in the amount of $1,135,000.00 (the “LOC Amount”); (b) be issued on the form attached hereto as Exhibit D; (c) name Landlord as its beneficiary; and (d) be drawn on an FDIC insured financial institution satisfactory to the Landlord.  The Letter of Credit (and any renewals or replacements thereof) shall be for a term of not less than 1 year.  Tenant agrees that it shall from time to time, as necessary, whether as a result of a draw on the Letter of Credit by Landlord pursuant to the terms hereof or as a result of the expiration of the Letter of Credit then in effect, renew or replace the original and any subsequent Letter of Credit so that a Letter of Credit, in the amount required hereunder, is continuously in effect until a date (the “Final LOC Expiration Date”) which is at least 60 days after the Extended Termination Date of the Lease, as the same may be further extended or renewed.  If the Letter of Credit held by Landlord expires earlier than the Final LOC Expiration Date (whether by reason of a stated expiration date or a notice of termination or non-renewal given by the issuing bank), Tenant shall deliver a new Letter of Credit or certificate of renewal or extension (a “Renewal or Replacement LOC”) to Landlord not later than 60 days prior to the expiration date of the Letter of Credit then held by Landlord.  Any Renewal or Replacement LOC shall comply with all of the provisions of this Section IV.B.

2.                                      Drawings under Letter of Credit. Landlord may, without prejudice to any other remedy provided in the Lease or by law, draw on the Letter of Credit and use all or part of the proceeds in accordance with the provisions of Section IV.B.3 below.  In addition, if Tenant fails to furnish a Renewal or Replacement LC complying with all of the provisions of this

Section IV.B at least 60 days prior to the stated expiration date of the Letter of Credit then held by Landlord, Landlord may draw upon such Letter of Credit and hold the proceeds thereof (and such proceeds need not be segregated) in accordance with the terms of this Section IV.B (the “LOC Proceeds Account”).

3.                                       Use of Proceeds by Landlord.  Subject to the provisions of this Paragraph 3, the proceeds of the Letter of Credit shall constitute Landlord’s sole and separate property (and not Tenant’s property or the property of Tenant’s bankruptcy estate) and, following Tenant’s default under the Lease, as amended hereby or as hereafter further amended, beyond any applicable notice and cure period, or as otherwise specifically agreed by Landlord and Tenant,  Landlord may immediately upon any draw (and without notice to Tenant, other than any notice otherwise required under the Lease prior to an event of default) apply or offset the proceeds of the Letter of Credit: (a)  against any Rent payable by Tenant under this Lease that is not paid when due; (b) against all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it may suffer as a result of Tenant’s failure to comply with one or more provisions of this Lease, including any damages arising under section 1951.2 of the California Civil Code following termination of the Lease; (c) against any costs incurred by Landlord in connection with the Lease (including attorneys’ fees); and (d) against any other amount that Landlord may spend or become obligated to spend by reason of Tenant’s default.  Provided Tenant is not then in default of its obligations under the Lease, Landlord agrees to pay to Tenant within 60 days after the Final LOC Expiration Date the amount of any proceeds of the Letter of Credit received by Landlord and not applied as allowed above; provided, that if prior to the Final LOC Expiration Date a voluntary petition is filed by Tenant or any guarantor of the Lease (if any), or an involuntary petition is filed against Tenant or any guarantor of the Lease (if any) by any of Tenant’s or such guarantor’s creditors, under the Federal Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed, in each case pursuant to a final court order not subject to appeal or any stay pending appeal.

4.                                       Additional Covenants of Tenant.  If, as result of any application or use by Landlord of all or any part of the Letter of Credit, the amount of the Letter of Credit shall be less than the Letter of Credit Amount, Tenant shall, within 5 days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency (or a replacement letter of credit in the total Letter of Credit Amount), and any such additional (or replacement) letter of credit shall comply with all of the provisions of this Section IV.B, and if Tenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in this Lease, the same shall constitute an incurable default by Tenant.  Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

5.                                       Nature of Letter of Credit.  Landlord and Tenant (a) acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or substitute therefor or any proceeds thereof (including the LOC Proceeds Account) be deemed to be or treated as a “security deposit” under any Law applicable to security deposits in the commercial context including Section 1950.7 of the California Civil Code, as such section now exist or as may be hereafter amended or succeeded (“Security Deposit Laws”), (b) acknowledge and agree that the Letter of Credit (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (c) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code and all other provisions of Law, now or hereafter in effect, which (i) establish the time frame by which Landlord must refund a security deposit under a lease, and/or (ii) provide that Landlord may claim from the security deposit only those sums reasonably necessary to remedy Defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums specified above in this Section IV.B.3.

6.                                       Application.  The provisions of this Section IV.B shall apply to the Letter of Credit or any Renewal or Replacement LOC notwithstanding any provisions to the contrary contained in the Lease.

C.                                     Reductions in Letter of Credit.  So long as Tenant under the Lease is the “Tenant” named in this Fourth Amendment, the LOC Amount may be reduced at the times and to the corresponding amounts specified in Paragraphs 1 and  2 below on the dates set forth therein (each a “Reduction Date”), if each of the following conditions is satisfied to Landlord’s satisfaction:  (i) Tenant is not and has not been in default under the terms of the Lease beyond any applicable cure period during the 36 month period preceding the applicable Reduction Date, (ii) at the time of the applicable Reduction Date, Tenant’s product known as Hematide is approved by the US Food & Drug Administration for medical use in humans, (iii) at the time of the applicable Reduction Date, Hematide is generally available for prescription and distribution through appropriate medical channels, and (iv) at the time of the applicable Reduction Date, Tenant has Working Capital (as defined below) on hand in excess of (A) twenty-four (24), multiplied by (B) Tenant’s Average Burn Rate (as defined below).  “Working Capital” shall be determined by Landlord in its reasonable discretion and shall mean assets less intangible assets and total liabilities, with intangible assets including nonmaterial benefits such as goodwill, patents, copyrights, and trademarks.  “Average Burn Rate” also shall be determined by Landlord in its reasonable discretion and shall mean (i) the sum of Tenant’s expenses for the previous 12 months, divided by (ii) twelve (12). Tenant shall deliver to Landlord for review Tenant’s financial statements prepared in accordance with generally accepted accounting principles and audited by a nationally recognized public accounting firm reasonably acceptable to Landlord, and any other financial information reasonably requested by Landlord in connection with Landlord’s determination of Working Capital and Burn Rate.

1.                                       Subject to the foregoing, at any time after the end of the 61st month of the Extended Term, the LOC Amount may be reduced to $1,010,000.00.

2.                                       Subject to the foregoing, at any time after the end of the 73rd month of the Extended Term, the LOC Amount may be reduced to $885,000.00.

D.                                    Security Deposit.  Landlord and Tenant hereby acknowledge and agree that, in accordance with the terms of Paragraph 5 of the Original Lease, Paragraph 1 of the Second Amendment and Section I.A of the Third Amendment, Landlord currently holds a cash security deposit (the “Current Security Deposit”) from Tenant in the amount of $1,235,000.00, which as described in the Second Amendment constitutes a single “Security Deposit” under the Lease.  Provided that Tenant is not in default under the Lease, as amended hereby, as of the date Landlord has received the Letter of Credit and Landlord and Tenant have fully executed and delivered this Fourth Amendment, Landlord shall return the then unapplied portion of the Current Security Deposit to Tenant, less $50,000.00, within 45 days. Tenant acknowledges and agrees that Landlord will retain $50,000.00 of the Current Security Deposit (the “Remaining Security Deposit”) to be held by Landlord for the Extended Term, as the same may be further extended or renewed, as an ongoing cash Security Deposit under the Lease, as amended hereby, which shall be subject to the provisions governing the Security Deposit set forth Paragraph 5 of the Original Lease, Paragraph 1 of the Second Amendment and Section I.A of the Third Amendment.  Notwithstanding anything in the Lease to the contrary, Tenant shall not have the right to convert the Remaining Security Deposit into a letter of credit.

V.                                     Property Expenses.  For the period commencing with the Extension Date and ending on the Extended Termination Date, Tenant shall continue to pay for Property Expenses applicable to the Initial Premises in accordance with the terms of the Lease, as amended hereby.

VI.                                 Renewal Option.

A.                                   Grant of Option; Conditions.  Tenant shall have the right to extend the Extended Term (the “Renewal Option”) with respect to all of the Premises (as then defined under the Lease) that are coterminous with the Initial Premises for one additional period of 5 years commencing on the day following the Extended Termination Date and ending on the 5th anniversary of the Extended Termination Date (the “Renewal Term”), if:

1.                                      Landlord receives notice of exercise (“Initial Renewal Notice”) not less than 9 full calendar months prior to the expiration of the Extended Term and not more than 15 full calendar months prior to the expiration of the Extended Term; and

2.                                      Tenant is not in default under the Lease beyond any applicable cure periods at the time that Tenant delivers its Initial Renewal Notice or at the time Tenant delivers its Binding Notice (as defined below); and

3.                                      No part of the Premises is sublet (other than pursuant to a Permitted Transfer, as defined in Section 24 of the Lease, as amended by this Fourth Amendment) at the time that Tenant delivers its Initial Renewal Notice or at the time Tenant delivers its Binding Notice; and

4.                                      The Lease has not been assigned (other than pursuant to a Permitted Transfer, as defined in Section 24 of the Lease, as amended by this Fourth Amendment) prior to the date that Tenant delivers its Initial Renewal Notice or prior to the date Tenant delivers its Binding Notice.

B.                                     Terms Applicable to Premises During Renewal Term.

1.                                      The initial Base Rent rate per rentable square foot for the Premises during the Renewal Term shall equal the Prevailing Market (hereinafter defined) rate per rentable square foot for the Premises.  Base Rent during the Renewal Term shall increase, if at all, in accordance with the increases assumed in the determination of Prevailing Market rate.  Base Rent attributable to the Premises shall be payable in monthly installments in accordance with the terms and conditions of Section 4 of the Lease, as amended hereby.

2.                                      Tenant shall pay Property Expenses for the Premises during the Renewal Term in accordance with Sections 4 and 6 of the Lease, as amended hereby, and the manner and method in which Tenant reimburses Landlord for Tenant’s share of Property Expenses shall be some of the factors considered in determining the Prevailing Market rate for the Renewal Term.

C.                                     Procedure for Determining Prevailing Market.  Within 30 days after receipt of Tenant’s Initial Renewal Notice, Landlord shall advise Tenant of the applicable Base Rent rate for the Premises for the Renewal Term.  Tenant, within 15 days after the date on which Landlord advises Tenant of the applicable Base Rent rate for the Renewal Term, shall either (i) give Landlord final binding written notice (“Binding Notice”) of Tenant’s exercise of its Renewal Option, or (ii) if Tenant disagrees with Landlord’s determination, provide Landlord with written notice of rejection (the “Rejection Notice”).  If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such 15 day period, Tenant’s Renewal Option shall be null and void and of no further force and effect.  If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall enter into the Renewal Amendment (as defined below) upon the terms and conditions set forth herein.  If Tenant provides Landlord with a Rejection Notice, Landlord and Tenant shall work together in good faith to agree upon the Prevailing Market rate for the Premises during the Renewal Term.  Upon agreement, Tenant shall provide Landlord with Binding Notice and Landlord and Tenant shall enter into the Renewal Amendment in accordance with the terms and conditions hereof.  Notwithstanding the foregoing, if Landlord and Tenant fail to agree upon the Prevailing Market rate within 30 days after the date Tenant provides Landlord with the Rejection Notice, Tenant, by written notice to Landlord (the “Arbitration Notice”) within 10 days after the expiration of such 30 day period, shall have the right to have the Prevailing Market rate determined in accordance with the arbitration procedures described in Subsection D below.  If Landlord and Tenant fail to agree upon the Prevailing Market rate within the 30 day period described and Tenant fails to timely exercise its right to arbitrate, Tenant’s Renewal Option shall be deemed to be null and void and of no further force and effect.

D.                                    Arbitration Procedure.

1.                                      If Tenant provides Landlord with an Arbitration Notice, Landlord and Tenant, within 10 days after the date of the Arbitration Notice, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate for the Premises during the Renewal Term (collectively referred to as the “Estimates”).  If the higher of such Estimates is not more than 105% of the lower of such Estimates, then Prevailing Market rate shall be the average of the two Estimates.  If the Prevailing Market rate is not resolved by the exchange of Estimates, then, within 10 days after the exchange of Estimates, Landlord and Tenant shall each select an appraiser to determine which of the two Estimates most closely reflects the Prevailing Market rate for the Premises during the Renewal Term.  Each appraiser so selected shall be certified as an MAI appraiser or as an ASA appraiser and shall have had at least 5 years experience within the previous 10 years as a real estate appraiser working in Palo Alto, California, with working knowledge of current rental rates and practices.  For purposes hereof, an “MAI” appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar), and an “ASA” appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, in the event there is no successor organization, the organization and designation most similar).

2.                                      Upon selection, Landlord’s and Tenant’s appraisers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate for the Premises.  The Estimate chosen by such appraisers shall be binding on both Landlord and Tenant as the Base Rent rate for the Premises during the Renewal Term.  If either Landlord or Tenant fails to appoint an appraiser within the 10 day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof.  If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Prevailing Market within 30 days after their appointment, then, within 10 days after the expiration of such 30 day period, the two appraisers shall select a third appraiser meeting the aforementioned criteria.  Once the third appraiser (i.e. arbitrator) has been selected as provided for above, then, as soon thereafter as practicable but in any case within 20 days, the arbitrator shall make his determination of which of the two Estimates most closely reflects the Prevailing Market rate and such Estimate shall be binding on both Landlord and Tenant as the Base Rent rate for the Premises.  If the arbitrator believes that expert advice would materially assist him, he may retain one or more qualified persons to provide such expert advice.  The parties shall share equally in the costs of the arbitrator and of any experts retained by the arbitrator.  Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert.

3.                                      If the Prevailing Market rate has not been determined by the commencement date of the Renewal Term, Tenant shall pay Base Rent upon the terms and conditions in effect during the last month of the initial Term for the Premises until such time as the Prevailing Market rate has been determined.  Upon such determination, the Base Rent for the Premises shall be retroactively adjusted to the commencement of the

Renewal Term for the Premises.  If such adjustment results in an underpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within 30 days after the determination thereof.  If such adjustment results in an overpayment of Base Rent by Tenant, Landlord shall credit such overpayment against the next installment of Base Rent due under the Lease and, to the extent necessary, any subsequent installments, until the entire amount of such overpayment has been credited against Base Rent.

E.                                      Renewal Amendment.  If Tenant is entitled to and properly exercises its Renewal Option, Landlord shall prepare an amendment (the “Renewal Amendment”) to reflect changes in the Base Rent, Term, Termination Date and other appropriate terms.  The Renewal Amendment shall be sent to Tenant within a reasonable time after receipt of the Binding Notice and Tenant shall execute and return the Renewal Amendment to Landlord within 15 days after Tenant’s receipt of same, but, upon final determination of the Prevailing Market rate applicable during the Renewal Term as described herein, an otherwise valid exercise of the Renewal Option shall be fully effective whether or not the Renewal Amendment is executed.

F.                                      Definition of Prevailing Market.  For purposes of this Renewal Option, “Prevailing Market” shall mean the arms length fair market annual rental rate per rentable square foot under renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and office buildings comparable to the Building in the Palo Alto, California area.  The determination of Prevailing Market shall take into account any material economic differences between the terms of this Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes.   The determination of Prevailing Market shall also take into consideration any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under this Lease.

VII.                             Rights of First Offer.

A.                                   Grant of Option; Conditions.  Tenant shall have the one time right of first offer (each a “Right of First Offer”) with respect to each of the following spaces, as more particularly shown on Exhibits E-1 - E-8, respectively (each an “Offering Space”):

1.                                      Approximately 41,504 rentable square feet in the 4005 Miranda Building known as Suite 100, currently leased to Tibco pursuant to the Existing Lease (both as defined in Recital B), which is scheduled to expire by its terms on December 31, 2010, subject to one (1) renewal option for an additional five (5) year term;

2.                                      Approximately 5,988 rentable square feet in the 4005 Miranda Building known as Suite 150, the current lease for which is scheduled to expire on December 31, 2009;

3.                                      Approximately 1,825 rentable square feet in the 4005 Miranda Building known as Suite 160, the current lease for which is scheduled to expire on December 31, 2009;

4.                                      Approximately 4,513 rentable square feet in the 4005 Miranda Building known as Suite 175, the current lease for which is scheduled to expire on April 30, 2007, subject to one (1) renewal option for an additional one (1) year term;

5.                                      Approximately 24,541 rentable square feet in the 4009 Miranda Building known as Suite 100, currently leased to Tibco pursuant to the Existing Lease, which is scheduled to expire by its terms on December 31, 2010, subject to one (1) renewal option for an additional five (5) year term;

6.                                      Approximately 15,826 rentable square feet in the 4009 Miranda Building known as Suite 200 (“4009/200”), the current lease for which is scheduled to expire on October 30, 2010;

7.                                      Approximately 6,015 rentable square feet in the 4009 Miranda Building known as Suite 225 (“4009/225”), the current lease for which is scheduled to expire on June 30, 2009, subject to one (1) renewal option for an additional five (5) year term;

8.                                      Approximately 7,448 rentable square feet in the 4009 Miranda Building known as Suite 250 (“4009/250”), the current lease for which is scheduled to expire on June 30, 2009, subject to one (1) renewal option for an additional five (5) year term.

Each currently scheduled expiration date listed above is referred to herein as a “Scheduled Expiration Date”; provided that if an existing tenant in an Offering Space exercises a currently existing renewal option listed above, the “Scheduled Expiration Date” for that Offering Space shall instead mean the expiration date as so extended.

Tenant’s Right of First Offer shall be exercised with respect to each Offering Space as follows: Landlord shall advise Tenant (the “Advice”), no later than 120 days prior to the Scheduled Expiration Date for the applicable Offering Space, but prior to leasing such Offering Space to a third party, of the size and location of the applicable Offering Space and the terms under which Landlord is prepared to lease such Offering Space to Tenant, which terms shall reflect the Prevailing Market (hereinafter defined) rate for such Offering Space as reasonably determined by Landlord.  Tenant may lease such Offering Space in its entirety only, under such terms, by delivering written notice of exercise to Landlord (the “Notice of Exercise”) within 10 days after the date of the Advice, except that Tenant shall have no such Right of First Offer and Landlord need not provide Tenant with an Advice, if:

a.                                       Tenant is in default under the Lease beyond any applicable cure periods at the time that Landlord would otherwise deliver the Advice; or

b.                                      more than fifty-five percent (55%) of the rentable square footage of the Premises is sublet (other than pursuant to a Permitted Transfer, as defined in Section 24 of the Lease, as amended by this Fourth Amendment) at the time Landlord would otherwise deliver the Advice; or

c.                                       the Lease has been assigned (other than pursuant to a Permitted Transfer, as defined in Section 24 of the Lease, as amended by this Fourth Amendment) prior to the date Landlord would otherwise deliver the Advice; or

d.                                      the Offering Space is not intended for the exclusive use of Tenant, and/or of any transferee of a Permitted Transfer, during the Term.

B.                                     Terms for Offering Space.

1.                                      The term for the applicable Offering Space shall commence upon the commencement date stated in the Advice and thereupon such Offering Space shall be considered a part of the Premises, provided that all of the terms stated in the Advice, including the term applicable to the Offering Space, shall govern Tenant’s leasing of such Offering Space and only to the extent that they do not conflict with the Advice, the terms and conditions of this Lease, as amended hereby, shall apply to such Offering Space.

2.                                      Tenant shall pay Base Rent and Additional Rent for the applicable Offering Space in accordance with the terms and conditions of the Advice, which terms and conditions shall reflect the Prevailing Market rate for such Offering Space as determined in Landlord’s reasonable judgment.

3.                                      The applicable Offering Space (including improvements and personalty, if any) shall be accepted by Tenant in its “as-is” condition and as-built configuration existing on the earlier of the date Tenant takes possession of such Offering Space or as of the date the term for such Offering Space commences, unless the Advice specifies any work to be performed by Landlord in such Offering Space, in which case Landlord shall perform such work in such Offering Space.  If Landlord is delayed delivering possession of the applicable Offering Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space, and the commencement of the term for such Offering Space shall be postponed until the date Landlord delivers possession of such Offering Space to Tenant free from occupancy by any party.

C.                                     Termination of Right of First Offer.  The rights of Tenant hereunder with respect to the Offering Space shall terminate on the earlier to occur of: (i) September 30, 2013; (ii) with respect to any particular Offering Space, Tenant’s failure to exercise its Right of First Offer with respect to such space within the 10 day period provided in Section A above; and (iii) with respect to any particular Offering Space, the date Landlord would have provided Tenant an Advice for such space if Tenant had not been in violation of one or more of the conditions set forth in Section A above.

D.                                    Offering Amendment.  If Tenant exercises its Right of First Offer, Landlord shall prepare an amendment (the “Offering Amendment”) adding the applicable Offering Space to the Premises on the terms set forth in the Advice and reflecting the changes in the Base Rent, Security Deposit, Rentable Square Footage of the Premises, Tenant’s Pro Rata Share and/or Percentage Share and other appropriate terms.  A copy of the Offering Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Notice of Exercise executed by Tenant, and Tenant shall execute and return the Offering Amendment to Landlord within 30 days thereafter, but an otherwise valid exercise of the Right of First Offer shall be fully effective whether or not the Offering Amendment is executed.

E.                                      Definition of Prevailing Market.  For purposes of this Right of First Offer provision, “Prevailing Market” shall mean the annual rental rate per square foot for space comparable to the Offering Space in the building in which the Offering Space is located and office buildings comparable to the applicable building in the Palo Alto, California area under leases and renewal and expansion amendments being entered into at or about the time that Prevailing Market is being determined, giving appropriate consideration to tenant concessions, brokerage commissions, tenant improvement allowances, existing improvements in the space in question, and the method of allocating operating expenses and taxes.

F.                                      Subordination. Notwithstanding anything herein to the contrary, Tenant’s Right of First Offer for 4009/200 is subject and subordinate to the right of first offer of the current tenant of 4009/225 and 4009/250 as set forth in such tenant’s lease as of the date of this Amendment.

G.                                     Early Availability.  If any existing lease set forth in Section A is terminated and Landlord regains possession of the applicable Offering Space prior to the Scheduled Expiration Date for such space, then notwithstanding Subsection A above, the period for Landlord’s delivery of an Advice for such Offering Space shall instead be no later than 90 days following Landlord’s recovery of possession.

VIII.                         Other Miscellaneous Provisions.  Landlord and Tenant agree that, effective as of the date of this Fourth Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

A.                                   Deletions.  Each of the following provisions is hereby deleted from the Lease in its entirety and shall be of no further force or effect:  Sections 2 (Option to Extend) (as confirmed in Paragraph 3 of the First Amendment), 35.1 (Right of First Offer to Lease), Section 35.2 (Second Right of Offer and Refusal for Sale), 37 (Move-In Bonus) and 51 (Conditions) of the Original Lease.  Tenant acknowledges that Landlord has no further obligations to Tenant under the Work Letter attached as Exhibit C to the Lease to construct Landlord Work or to disburse any portion of the Tenant Improvements Allowance or Additional Allowance (all as defined therein), and that the Work Letter has no application to the Must-Take Work Letter or Initial Premises Work Letter except to the extent that Paragraph 13 of the Work Letter is specifically incorporated therein.

B.                                     Definitions and General Lease Modifications.  Landlord and Tenant acknowledge and agree that for purposes of the Lease and for this Fourth Amendment, the term “Complex” shall mean the entire Foothill Research Center, including the “Complex” as defined in the Original Lease, consisting of the 4001 Miranda Building, the 4005 Miranda Building and the 4009 Miranda Building, and the 4015 Miranda Building and the separate legal parcel on which it is located.  Accordingly “Tenant’s Percentage” for the Initial Premises is hereby amended from 33.33% to 28.0189%, reflecting a total rentable square footage for the Complex of 192,120.  The term “Common Areas” shall include the common areas serving the entire Complex, as defined in this Paragraph B, including any Common Areas in the vicinity of the 4015 Miranda Building that may not be shown on Exhibit A to the Original Lease.  With respect only to Multi-Tenant Buildings (as defined below), “Common Areas” also shall mean the common areas inside the applicable building, such as lobbies, corridors and common area restrooms. “Building” shall mean the building in the Complex in which the applicable portion of the Premises is located.  If Tenant leases any space in the Complex in a building in which Tenant does not lease the entire Building, pursuant to a Right of First Offer of otherwise, such Building shall be referred to herein as a “Multi-Tenant Building”.  No representations by Landlord set forth in the Original Lease with respect to the Initial Premises shall be deemed remade in connection with the Must-Take Space or any Offering Space, unless specifically provided for herein.

C.                                     Landlord’s Address for Notices and Payment of Rent. Notwithstanding anything to the contrary contained in the Lease, Landlord’s address for notices and payment of Rent set forth in Section 4(d) of the Original Lease is hereby deleted in its entirety and replaced with the following:

“Landlord:	With a copy to:

CA-Foothill Research Center Limited Partnership c/o Equity Office 950 Tower Lane, Suite 950 Foster City, California 94404 Attention: Foothill Property Manager	Equity Office One Market Street Spear Tower, Suite 600 San Francisco, CA 94105 Attn: San Jose Regional Counsel

All payments of Rent shall be payable to the entity, and sent to the address, Landlord designates from time to time in writing.”

D.                                 Property Expenses.

1.                                      Section 6 is hereby amended to provide that with respect to any Multi-Tenant Building, in the case of Property Expenses for which Tenant is 100% responsible in the Initial Premises but which are common to all tenants of the applicable Multi-Tenant Building (for example, replacement of the roof membrane as provided in Section I below, subject to the limitations provided in the Lease) or costs arising out of Landlord’s repair and maintenance obligations applicable only to Multi-Tenant Buildings (also as set forth in Section I below), Tenant shall be responsible only for Tenant’s Pro Rata Share (as defined in Paragraph 2 below) of such costs.  Such costs shall be included in Property Expenses for the applicable Building and Tenant shall pay Tenant’s Pro Rata Share of such Building-specific expenses in accordance with the procedures set forth in Section 47 of the Lease, as amended hereby.

2.                                      Tenant’s “Pro Rata Share” of any particular Multi-Tenant Building shall be a percentage calculated by dividing the rentable square footage of the portion of the Premises located in such Building by the total rentable square footage of the Building and multiplying the quotient by 100.

3.                                      With respect to any Multi-Tenant Building, “Tenant’s Percentage” shall be Tenant’s Pro Rata Share of the applicable Building’s pro rata share of the rentable square footage of the Complex.  For example, the 4005 Miranda Building’s pro rata share of the Complex is 28.0189%, so if tenant were to lease space (less than the entire Building) in the 4015 Miranda Building, Tenant’s Percentage Share applicable to such space would be equal to 28.0189%, multiplied by Tenant’s Pro Rata Share of the 4005 Miranda Building, divided by 100.

4.                                      With respect to any Multi-Tenant Building, (a) clause (iii) of Section 6(a)(i) shall not apply, and any reasonable costs so incurred by Landlord shall be included in Real Property Taxes, and (b) Section 6(a)(ii) shall not apply.

5.                                      The following is hereby added to the end of the 8th sentence of Section 6(b): “, as the same may be amended from time to time.”

6.                                      With respect to Multi-Tenant Buildings, (a) the “Common Areas” (and associated “Common Area Expenses”, as set forth in Section 6(e)) shall include the Common Areas within the building, (b) the provisions of Section 6(d) requiring that all utilities to the Premises be separately metered shall not apply, and Landlord shall provide utilities reasonably determined by Landlord to be standard for the applicable building and shall include the cost thereof in Property Expenses, and (c) the following shall be added to the end of the last sentence of Section 6(f): “, except that Tenant shall pay Tenant’s Pro Rata Share of 100% of such expenses incurred with respect to Common Areas located in the interior of an applicable Multi-Tenant Building.”

7.                                      The following is added to the end of Section 6(g)(2) and Section 6(g)(11): “other than deductibles under insurance carried by Landlord pursuant to this Lease”.

8.                                      The following is added to the end of Section 6(g)(4): “unless such defects are the result of work performed by Tenant or any previous tenant in the Premises.”

E.                                      Use.  The 7th sentence of Section 7 of the Lease shall not apply to any portion of the Premises in a Multi-Tenant Building.  The 3rd sentence of Section 7 of the Original Lease shall not apply to the Must-Take Space or any Offering Space.  Tenant acknowledges that the Ground Lease imposes a fee on certain office uses in the Complex.  Landlord agrees to cooperate with Tenant in obtaining the agreement of Ground Lessor that such fee shall not apply to Tenant’s proposed office uses in the Must-Take Space (and, in the event that Tenant leases any Offering Space, at the time Tenant seeks Ground Lessor’s consent to such expansion, in such Offering Space); provided that if Ground Lessor’s agreement is conditioned upon Tenant’s office uses being ancillary to Tenant’s ongoing research and development uses the Complex, then if Ground Lessor later imposes an office use fee due to Tenant’s failure to meet the conditions set forth in Ground Lessor’s consent, Tenant shall be solely responsible for payment of such use fee.

F.                                      Notices.  Without limiting the provisions of Paragraph 8 of the Original Lease, notices may also be sent by overnight or same day courier service to the parties at their respective addresses set forth in the Lease, as amended hereby, and each notice given in such manner shall be deemed to have been received on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or any other notice address of Tenant without providing a new notice address, 3 days after notice is deposited with a courier service in the manner described above.

G.                                     Condition of Premises.  The first two sentences of Section 11 of the Lease shall not apply to the Must-Take Space or to any Offering Space.

H.                                    Alterations.

1.                                       The 5th sentence of Section 12.A is hereby amended to replace “Fifteen Thousand and no/100ths Dollars” with “Twenty-Five Thousand and no/100ths Dollars.”  The last sentence of Section 12.A is hereby deleted.

2.                                      With respect to any Alterations made in a Multi-Tenant Building, the 5th sentence of Section 12.A shall not apply and the following language shall apply in lieu thereof:

“However, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Cosmetic Alteration”):  (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (b) is not visible from the exterior of the Premises or Building; (c) will not affect the base building systems; and (d) does not require work to be performed inside the walls or above the ceiling of the Premises. Cosmetic Alterations shall be subject to all the other provisions of this Section 12.A.”

3.                                      The last sentence of Section 12.B of the Lease is hereby amended to replace “Additional Deposit” with “Security Deposit or proceeds of the Letter of Credit”.

4.                                      As provided in the Initial Premises Work Letter and the Must-Take Work Letter, Section 12.B of the Lease shall apply generally to the Initial Premises Alterations and the Must-Take Alterations even though the nature of such improvements is not yet determined; provided that in determining categories of such improvements for purposes of Section 12.B, Landlord shall not be required to designate any improvements that are Nonremovable Tenant Improvements as “Leaseable Nonremovable Tenant Improvements” (and accordingly will not be required to waive its interest in or subordinate Landlord’s claim to any such improvements or equipment for the benefit of Tenant’s lenders or equipment lessors) if such improvements are paid for in whole or in part by the Initial Premises Allowance or the Must-Take Allowance.

I.                                         Repairs and Maintenance.

1.                                      With respect only to portions of the Premises located in a Multi-Tenant Building, the following are added to Section 13(a): “(f) mechanical (including HVAC), electrical, plumbing, elevators and fire/life safety systems serving the Building in general (as opposed to exclusively serving the Premises), and (g) Common Areas located inside the Building.”   The cost of such additional items shall be Property Expenses chargeable to Tenant in accordance with the provisions of the first three sentences of the second paragraph of Section 13(a).

2.                                      The portion of the 5th sentence of Section 13(a) prior to the parenthetical is hereby deleted and replaced with “If at any time the roof membrane of a Building in which a portion of the Premises is located requires replacement in part or whole as a result of wear and tear”.

3.                                      The 4th, 5th and 6th sentences of the second paragraph of Section 13(a) shall not apply to any Multi-Tenant Building.

4.                                      With respect to any portion of the Premises other than the Initial Premises, the 3rd and 4th sentences of Section 13(b)(i) shall apply only to latent defects in the original construction of the applicable building or to work actually performed by Landlord (as opposed to work performed by Tenant or any previous tenant in the applicable Premises).

5.                                      Section 13(b)(ii) shall not interpreted to require Tenant to maintain or repair plumbing, electrical, HVAC or mechanical systems that are Landlord’s maintenance responsibility pursuant to Section VIII.I.1 above in any portion of the Premises located in a Multi-Tenant Building.

J.                                        Damage to Tenant’s Property.  The first sentence of Section 17 of the Lease is hereby amended to add the words “or which are otherwise beyond the reasonable control of Landlord” following “or any other cause whatsoever,” and to add the words “(unless such defects are the result of work performed by Tenant or any previous tenant in the Premises)” at the end of such sentence.

K.                                    Liability Insurance.  The 6th sentence of Section 19 shall not apply to any portion of the Premises located in a Multi-Tenant Building.

L.                                      Other Insurance to be Maintained by Tenant.  Section 20 of the Lease is hereby amended to provide that Tenant’s sprinkler leakage endorsement shall include coverage for earthquake sprinkler leakage.

M.                                 Damage or Destruction.

1.                                      In the second sentence of 21(a) of the Lease, the word “Building” is hereby replaced with “applicable Building or Buildings”.

2.                                      The fourth sentence of Section 21(a) of the Lease is hereby deleted and replaced with the following:

“If damage to the Premises in any particular Building(s) exceeds eighty percent (80%) of the replacement value of the portion of the Premises located in the applicable Building(s) (including excavation and foundation), and the estimated time of reconstruction of the portion of the Premises in the applicable Building(s) exceeds eighteen (18) months, Landlord shall have the right to terminate the Lease with respect to the portion of the Premises located in the applicable Building(s) upon written notice to Tenant.  If Landlord elects to terminate the Lease pursuant to the foregoing with respect to a portion, but not all, of the Premises, then Tenant, within 30 days following Landlord’s notice of such termination, may elect to terminate the Lease with respect to the remainder of the Premises; provided that such termination right shall be conditioned on Tenant’s determination, in its reasonable judgment and as set forth in a representation in Tenant’s termination notice, that Tenant cannot move its operations that were located in the affected Premises into another portion of the Premises using commercially reasonable efforts for a total cost to Tenant that is less than the cost Tenant would reasonably incur to move its entire operation out of the Complex to another location.  Tenant’s termination of the Lease with respect to the remaining Premises shall be effective as of the date specified by Tenant in its notice, but no later than 90 days following Landlord’s notice of termination. Notwithstanding the foregoing, if Tenant elects to terminate the Lease with respect to the entire Premises pursuant to the foregoing, Landlord shall have the option to withdraw its notice of termination with respect to the portion of the Premises within 30 days following receipt of Tenant’s notice, in which event the Lease shall continue in full force and effect and Landlord shall reconstruct the damaged portion of the Premises in accordance with this Section 21(a).”

3.                                      The sixth sentence of Section 21(a) of the Lease is hereby deleted and replaced with the following:

“If the estimated time of reconstruction of the portion of the Premises located in any particular Building(s) (including for these purposes the parking areas benefiting such portion of the Premises, unless Landlord provides reasonable alternative parking to Tenant (e.g. valet parking)) exceeds eighteen (18) months and the damage to the affected portion of the Premises has a material adverse effect on Tenant’s operations in the portion of the Premises located in the applicable Building(s), Tenant shall have the right to terminate the Lease with respect to the portion of the Premises located in the applicable Building(s) upon written notice to Landlord delivered within 30 days following Landlord’s notice.  In addition, if Tenant has the right to partially terminate the Lease pursuant to the foregoing, then Tenant may elect to terminate the Lease with respect to the remainder of the Premises; provided that such additional termination right shall be conditioned on Tenant’s determination, in its reasonable judgment and as set forth in a representation in Tenant’s termination notice, that Tenant cannot move its operations that were located in the affected Premises into another portion of the Premises using commercially reasonable efforts for a total cost to Tenant that is less than the cost Tenant would reasonably incur to move its entire operation out of the Complex to another location.  Tenant’s termination of the Lease with respect to the remaining Premises shall be effective as of the date specified by Tenant in its notice, but no later than 90 days following Tenant’s notice.”

N.                                    Eminent Domain.

1.                                      For purposes of Section 22(a), the phrase “substantially interfere with Tenant’s use and occupancy thereof” shall mean that the loss of the use of the portion taken shall materially and adversely affect Tenant’s operation of its business within the entire Premises.  A partial taking shall not be deemed to “substantially interfere with Tenant’s use and occupancy thereof” if Tenant’s uses can be relocated within the overall Premises in a commercially reasonable manner.

2.                                      In Section 22(a):

(a)                                  The following is added to the end of clause (ii) of the 3rd sentence: “, amortized over the initial Term”.

(a)                                  The words “the fair market rental value of the Premises (as defined by paragraph 2(c)” in the 4th sentence are replaced by “the Prevailing Market value (as defined in the Renewal Option set forth in the Fourth Amendment)”.

(b)                                 Effective as of the Extension Date, the words “assuming a CPI increase of five percent (5%) per year” in the 4th sentence are hereby deleted.

(c)                                  The provisions of clause (iv) of the 3rd sentence and the entirety of the 4th and 5th sentences shall not apply to any portion of the Premises in a Multi-Tenant Building.

5.                                      The following is added to the end of the first sentence of Section 22(d) of the Lease: “or other reasonable alternative parking (e.g. valet parking).”

6.                                      Tenant hereby waives any and all rights under and benefits of Section 1265.130 of the California Code of Civil Procedure, or any similar or successor laws now or hereinafter in effect, it being understood that Section 22 of the Lease shall govern the rights and obligations of Landlord and Tenant in the event of condemnation or eminent domain.

O.                                    Defaults and Remedies.

1.                                      The first sentence of Section 23(a) is hereby deleted and replaced with the following: “The abandonment of all of the Premises, or of any portion of the Premises that constitutes all of the Premises located in any particular Building.”  The word  “applicable” is added prior to the word “Premises” in the next sentence.

2.                                      Section 23(c) is hereby amended to add “Tenant acknowledges that this provision is intended to grant Landlord the remedy found in Section 1951.4 of the California Civil Code.”

3.                                      The following is hereby added to the end of Section 23(e): “Payments of Property Expenses shall constitute “Rent” under the Lease.

4.                                      TENANT HEREBY WAIVES ANY AND ALL RIGHTS CONFERRED BY SECTION 3275 OF THE CIVIL CODE OF CALIFORNIA AND BY SECTIONS 1174 (c) AND 1179 OF THE CODE OF CIVIL PROCEDURE OF CALIFORNIA AND ANY AND ALL OTHER LAWS AND RULES OF LAW FROM TIME TO TIME IN EFFECT DURING THE TERM OF THE LEASE AS AMENDED HEREBY, PROVIDING THAT TENANT SHALL HAVE ANY RIGHT TO REDEEM, REINSTATE OR RESTORE THE LEASE FOLLOWING ITS TERMINATION BY REASON OF TENANT’S BREACH.  TENANT ALSO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN

ANY LITIGATION ARISING OUT OF OR RELATING TO THE LEASE, AS HEREBY AMENDED.

P.                                      Assignment and Subletting.

1.                                      [Intentionally Omitted]

2.                                      The fourth sentence of Section 24 of the Lease is hereby deleted and replaced with:  “Landlord shall respond to Tenant’s request for consent within 10 business days.  If Landlord fails to respond within such 10 business day period, then Tenant may deliver a second request to Landlord stating that if Landlord does not respond within 5 days after the second request, landlord’s consent shall be deemed given, and, if Landlord fails to respond within 5 days after delivery of such second notice, Landlord’s consent shall be deemed given.”

3.                                      The fifth sentence of Section 24 is hereby deleted and replaced with the following:

“Tenant may assign this Lease to a successor to Tenant by merger, consolidation or the purchase of substantially all of Tenant’s assets, or assign this Lease or sublet all or a portion of the Premises to an Affiliate (defined below), without the consent of Landlord, provided that all of the following conditions are satisfied (a “Permitted Transfer”):  (a) Tenant must not be in Default; (b) Tenant must give Landlord written notice at least 15 Business Days before such Transfer; and (c) if such Transfer will result from a merger or consolidation of Tenant with another entity, then the Credit Requirement (defined below) must be satisfied.  Tenant’s notice to Landlord shall include information and documentation evidencing the Permitted Transfer and showing that each of the above conditions has been satisfied.  If requested by Landlord, Tenant’s successor shall sign a commercially reasonable form of assumption agreement.  “Affiliate” shall mean an entity controlled by, controlling or under common control with Tenant.  The “Credit Requirement” shall be deemed satisfied if, as of the date immediately preceding the date of the Transfer, the financial strength of the entity with which Tenant is to merge or consolidate is not less than that of Tenant, as determined (x) based on credit ratings of such entity and Tenant by both Moody’s and Standard & Poor’s (or by either such agency alone, if applicable ratings by the other agency do not exist), or (y) if such credit ratings do not exist, then in accordance with Moody’s KMV RiskCalc (i.e., the on-line software tool offered by Moody’s for analyzing credit risk) based on CFO-certified financial statements for such entity and Tenant covering their last two fiscal years ending before the Transfer.”

4.                                      The proviso in the first sentence of the second full paragraph of Section 24 of the Lease is hereby deleted.

Q.                                    [Intentionally Omitted]

R.                                     Recording. At Landlord’s option, Tenant shall execute for recording a short form memorandum of lease reflecting the deletion of Section 35 of the Lease.

S.                                      Tenant’s Remedy.  The last clause of the first sentence of Section 45 of the Lease is hereby amended to replace “Landlord nor its partners” with “Landlord nor its trustees, members, principals, beneficiaries, partners, officers, directors, employees, lenders or agents.”

T.                                     Payment of Property Expenses.

1.                                      Notwithstanding anything in Section 47 of the Lease to the contrary, Landlord (a) with respect to any portion of the Premises located in a in a Multi-Tenant Building shall, and (b) with respect to any portion of the Premises located in a Building that is fully leased by Tenant may, at Landlord’s option, include amounts representing a reasonable estimate of the average monthly cost (determined by dividing the estimated total annual cost of each such category by 12) of Real Property Taxes and assessments and insurance premiums payable by Tenant in Landlord’s estimated average expenditures of Property Expenses, for payment on a monthly basis in the manner provided in Section 47 with respect to Property Expenses, in lieu of billing Tenant separately for such items.

2.                                      The following is added to the end of the first paragraph of Section 47: “, provided that such audit is commenced within 12 months following Tenant’s receipt of Landlord’s reconciliation for the previous 12-month period and thereafter diligently prosecuted to completion.”

3.                                      Section 47 is hereby amended to reflect that Landlord’s annual reconciliation is prepared on a calendar year basis, with Landlord’s annual reconciliation statement delivered to Tenant as soon as practicable following the end of each calendar year.  Landlord shall use reasonable efforts to furnish the reconciliation statement on or before June 1 of the calendar year immediately following the calendar year to which the statement applies.

U.                                    Remediation Program.  With respect to Section 48.B(i), clause (1), Tenant hereby acknowledges and agrees that there are no “additional Hazardous Materials discovered on the Premises by Tenant during any baseline testing of the Premises conducted in connection with the execution of [the Original Lease]” and that the applicable parenthetical is therefore of no force and effect.

V.                                     Right to Cure Landlord Defaults.  Section 49 of the Lease shall not apply to any space located in a Multi-Tenant Building.  The last sentence of Section 49 is hereby modified to provide that Landlord’s obligation to pay interest on costs incurred by Tenant shall commence upon the 10th day following Tenant’s giving written notice to Landlord together with reasonable supporting documentation of costs incurred by Tenant.

W.                                Parking.  Effective as of the Must-Take Effective Date, Tenant shall be entitled to an additional 92 non-reserved spaces in the parking facility, for a total of 270 spaces.  In addition, Tenant shall be entitled to convert up to 4 of Tenant’s spaces into reserved spaces, in locations reasonably determined by Landlord in the vicinity of the Initial Premises, at no charge during the Extended Term.  Tenant shall be entitled to additional non-reserved spaces in connection with Tenant’s leasing of any of the Offering Space at a ratio of 3.3 spaces per 1,000 rentable square feet of Offering Space leased by Tenant.

X.                                    Environmental Disclosure.  Tenant acknowledges that (i) the soil and/or groundwater underlying the Foothill Research Center contain hazardous substances, including volatile organic compounds, (ii) the Project is subject to certain orders by the California Regional Water Quality Control Board, San Francisco Bay Region (the “Board”), and (iii) Tenant has reviewed, to its satisfaction, an environmental site assessment report dated August 1993, prepared by EMCOM Associates and entitled “Phase I Environmental Site Assessment”, receipt of which is hereby acknowledged by Tenant, together with all publicly available information regarding the environmental condition of such soil land groundwater, and that Landlord has provided to Tenant an opportunity to review all other materials in Landlord’s possession regarding the environmental condition of the Foothill Research Center.  Tenant acknowledges that the land underlying the Premises, as the same may be expanded, may be subject to various covenants and restrictions may  imposed by the Board, which covenants and restrictions may impose certain limitation on the use of the Premises, and Tenant covenants to comply with all of the terms and conditions of any such covenants and restrictions.  This Paragraph X is not intended to modify Landlord’s and Tenant’s rights and obligations set forth in Section 48 of the Lease.

Y.                                     Separation of Lease Document.  Landlord reserves the right, in Landlord’s sole discretion, to subdivide the legal parcel containing the 4001 Building, the 4005 Building and the 4009 Building into one or more separate legal parcels, and to separately sell or finance any one or more of the four Buildings. In the event of a subdivision after the date of this Fourth Amendment, or in the event that Landlord elects to market for sale or to finance one or more of the Buildings separately from other Buildings in the Complex, then Tenant, upon written request from Landlord, shall enter into new and separate lease agreements applicable to the portions of the Premises located in the applicable Building(s) on the same terms and conditions set forth in the Lease, as amended hereby, with appropriate modifications to reflect the square footage of each respective portion of the Premises and the location of each respective portion of the Premises covered by such lease, conditioned upon Landlord paying to Tenant an amount equal to the reasonable attorney’s fees incurred by Tenant in connection with review and negotiation of such documentation and the reasonable costs of having the Letter of Credit re-issued so that it is allocated appropriately; provided that Landlord shall not be responsible for any attorneys’ fees incurred by Tenant in connection with preparation of an Arbitration Notice or in connection with any arbitration procedure. The draft lease(s) shall allocate any then remaining cash security deposit and/or Letter of Credit between the resulting leases on a pro rata basis based on relative square footage. Tenant’s rights and obligations under the Lease with respect to the Containment Facility shall be included only in the lease document governing the Initial Premises. The separate leases shall be prepared and executed in accordance with the following procedure:

1.                                      Landlord shall deliver initial draft leases to Tenant, and Tenant shall review and provide any reasonable comments thereon pertaining to whether the draft leases are Accurate (as defined below) within 30 days following Tenant’s receipt of such drafts by Landlord. Landlord shall promptly revise the draft leases to accommodate such comments (the “Revised Drafts”).  Provided that the Revised Drafts are consistent with the terms and provisions of the Lease, as then amended to date, and this Paragraph 1 and do not significantly impair any of Tenant’s rights under the Lease with respect to the portion of the Premises in the applicable Buildings (for purposes of this Section Y, are “Accurate”), Tenant shall execute the Revised Drafts no later than 15 days following Landlord’s delivery thereof to Tenant (the “Revised Draft Execution Date”).  If Tenant reasonably and in good faith determines that the Revised Drafts are not fully Accurate, Tenant may deliver a notice (“Negotiation Notice”) to Landlord no later than the Revised Draft Execution Date, which Negotiation Notice shall set forth in reasonable detail the provisions of the Revised Drafts that Tenant believes are not Accurate.  If Tenant fails to deliver a Negotiation Notice that meets the requirements of this Paragraph 1 by the Revised Draft Execution Date, Tenant shall be deemed to have accepted the Revised Drafts as Accurate.  Promptly following a Negotiation Notice, Landlord and Tenant shall negotiate reasonably and in good faith to resolve any specific disputes set forth in Tenant’s Negotiation Notice, and Landlord shall promptly revise the Revised Drafts to reflect any such agreements (“Negotiated Drafts”).

2.                                      Provided that the Negotiated Drafts are Accurate, Tenant shall execute the Negotiated Drafts no later than 15 days following Landlord’s delivery thereof to Tenant (the “Negotiated Draft Execution Date”).  If Tenant reasonably and in good faith determines that the Negotiated Drafts are not fully Accurate, Tenant may deliver a notice (“Lease Arbitration Notice”) to Landlord no later than the Negotiated Draft Execution Date, which Lease Arbitration Notice shall set forth in reasonable detail the provisions of the Negotiated Drafts that Tenant believes are not Accurate.  If Tenant fails to deliver a Lease Arbitration Notice that meets the requirements of this Paragraph 2 by the Negotiated Draft Execution Date, Tenant shall be deemed to have accepted the Negotiated Drafts as Accurate.  Upon receipt of a Lease Arbitration Notice, Landlord shall submit a response to Tenant describing Landlord’s position on each item identified in Tenant’s Lease Arbitration Notice (“Landlord’s Response”).

3.                                      Within 15 days following a Lease Arbitration Notice, Landlord and Tenant each shall select as an arbitrator an attorney licensed in California with at least 10 years experience in commercial leasing practice in the Santa Clara County area, provided that such attorney and any firm with which such attorney is associated does not then represent either party and has not represented either party in at least 5 years (a “Qualified Arbitrator”), and the parties shall negotiate reasonably and in good faith to mutually agree on a third Qualified Arbitrator. If Landlord and Tenant are unable to agree within such 15 day period on a third Qualified Arbitrator (or if either party fails to timely select its own Qualified Arbitrator), then the Qualified Arbitrator(s) previously selected shall select a third (or second and third, if one party failed to select a Qualified Arbitrator) to complete the arbitration panel (the “Panel”) of three (3) Qualified Arbitrators.

4.                                      Promptly following selection of the Panel, the Panel shall review the Lease, as then amended to date, the Negotiated Drafts, Tenant’s Arbitration Notice and Landlord’s Response. The Panel shall not have the power to order further discovery.  If the entire Panel determines that it would be helpful to meet with the parties to discuss their positions on the issues, upon reasonable notice the parties shall make themselves available at the time requested by the Panel or shall forfeit the right to so appear.  Within 45 days after selection, the Panel shall issue a written opinion on each item set forth in Tenant’s Lease Arbitration Notice, which opinion shall approve Tenant’s proposed language as Accurate, approve Landlord’s proposed language as Accurate, or provide alternate language approved by the Panel as Accurate, for each such issue. If the Panel does not unanimously agree on any particular item, the majority of the Panel members shall prevail. The decisions of the Panel shall be final and binding on both parties and may be entered as judgment on the issue in any court having jurisdiction over such dispute.

5.                                      Following the Panel’s decision, Landlord shall promptly incorporate the Panel’s determinations into the Negotiated Drafts and circulate “Final Drafts” to Tenant for execution.  Provided that the Final Drafts accurately incorporate the Panel’s decisions, such Final Drafts shall be deemed Accurate and Tenant shall execute such Final Drafts within 10 days following receipt thereof.  Landlord and Tenant may refer any disputes over whether the Final Drafts accurately reflect the Panel’s decision to the Panel for a prompt determination (which shall be made by majority of the Panel if the Panel is not unanimous).

6.                                      Landlord and Tenant shall each be responsible for fifty percent (50%) of the costs of the arbitration, including the fees of the Qualified Arbitrators.  Each party shall pay its own attorneys’ fees in connection with Tenant’s Lease Arbitration Notice, Landlord’s Response and the arbitration procedure.

7.                                      Tenant’s failure to execute one or more leases that are deemed to be Accurate pursuant to the foregoing procedures within the time periods set forth therein shall be subject to a cure period of 10 days following written notice from Landlord. If Tenant fails to cure its noncompliance with this provision within such 10 day cure period, such failure shall be an incurable default under the Lease, without any further notice or cure period, and Tenant shall be liable for any and all damages that Landlord may suffer as a result of Tenant’s failure.

Z.                                     Stanford Consent.   The effectiveness of this Fourth Amendment and Landlord’s and Tenant’s rights and obligations hereunder are conditioned upon the receipt of Stanford’s consent to this Fourth Amendment on terms and conditions acceptable to the parties hereto and by Stanford and, if required by Stanford, the execution of a nondisturbance and recognition agreement between Stanford and Tenant. If Landlord and Tenant have not obtained such consent by the date which is sixty (60) days after the mutual execution and delivery of this Fourth Amendment by the parties, either party may terminate this Fourth Amendment by written notice to the other party, effective as of the date of receipt of such notice, provided that such notice is received by the other party prior to Landlord and Tenant obtaining such consent.  Landlord shall have no obligation to disburse any portion of any allowance provided for in this Fourth Amendment until the required consent and agreement have been obtained.

X.                                    Miscellaneous.

A.                                   This Fourth Amendment and Exhibits A through E attached hereto, which are hereby incorporated by reference, set forth the entire agreement between the parties with respect to the matters set forth herein.  There have been no additional oral or written representations or agreements.  Under no circumstances shall

Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Fourth Amendment.

B.                                     Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

C.                                     In the case of any inconsistency between the provisions of the Lease and this Fourth Amendment, the provisions of this Fourth Amendment shall govern and control.

D.                                    Submission of this Fourth Amendment by Landlord is not an offer to enter into this Fourth Amendment but rather is a solicitation for such an offer by Tenant.  Landlord shall not be bound by this Fourth Amendment until Landlord has executed and delivered the same to Tenant.

E.                                      The capitalized terms used in this Fourth Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Fourth Amendment.

F.                                      Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Fourth Amendment other than CRESA Partners (“Tenant’s Broker”).  Tenant agrees to indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers other than Tenant’s Broker claiming to have represented Tenant in connection with this Fourth Amendment, and from all claims of Tenant’s Broker for a commission in connection with this transaction other than with respect to the Must-Take Space, as provided below.  Landlord agrees to pay a commission to Tenant’s Broker pursuant to the terms of a separate agreement.  Landlord agrees to indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Fourth Amendment.

Equity Office Properties Management Corp. (“EOPMC”) is an affiliate of Landlord and represents only the Landlord in this transaction.  Any assistance  rendered  by  any agent or employee of EOPMC in connection with this Fourth Amendment or any subsequent amendment or modification hereto has been or will  be  made  as  an  accommodation to Tenant solely in furtherance of consummating  the  transaction  on behalf of Landlord, and not as agent for Tenant.

G.                                     Each party hereto represents that each signatory of this Fourth Amendment signing on its behalf has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

H.                                    Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Fourth Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord or as required by law.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Fourth Amendment as of the day and year first above written.

LANDLORD:

CA-FOOTHILL RESEARCH CENTER LIMITED PARTNERSHIP, a Delaware limited partnership

By:	EOM GP, L.L.C., a Delaware limited liability company, its general partner

	By:	Equity Office Management, L.L.C., a Delaware limited liability company, its non-member manager

		By:	/s/ KENNETH J. CHURICH

		Name:	Kenneth J. Churich

		Title:	Vice President Leasing

TENANT:

AFFYMAX, INC., a Delaware corporation

By:	/s/ ARLENE M. MORRIS

Name:	Arlene M. Morris

Title:	President & CEO

FEIN:

EXHIBIT A

OUTLINE AND LOCATION OF MUST-TAKE SPACE

EXHIBIT B

MUST-TAKE WORK LETTER

As used in this Work Letter, the “Premises” shall be deemed to mean the Must-Take Space, as defined in the Fourth Amendment to which this Work Letter is attached.

I.                                         Alterations and Allowance.

A.                                   Tenant, following the Must-Take Effective Date (as defined in the Fourth Amendment), shall have the right to perform alterations and improvements in the Premises (the “Must-Take Alterations”).  Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform Must-Take Alterations in the Premises unless and until Tenant has complied with all of the terms and conditions of Section 12 of the Lease, including, without limitation, approval by Landlord of the final plans for the Must-Take Alterations and the contractors to be retained by Tenant to perform such Must-Take Alterations. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design.  Landlord’s approval of the contractors to perform the Must-Take Alterations shall not be unreasonably withheld.  The parties agree that Landlord’s approval of the general contractor to perform the Must-Take Alterations shall not be considered to be unreasonably withheld if any such general contractor (i) does not have trade references reasonably acceptable to Landlord, (ii) does not maintain insurance as required pursuant to the terms of this Lease, (iii) does not have the ability to be bonded for the work in an amount of no less than 150% of the total estimated cost of the Must-Take Alterations, (iv) does not provide current financial statements reasonably acceptable to Landlord, or (v) is not licensed as a contractor in the state/municipality in which the Premises is located.  Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor.

B.                                     Provided Tenant is not in default, Landlord agrees to contribute the sum of $336,930.00 (the “Must-Take Allowance”) toward the cost of performing the Must-Take Alterations in preparation of Tenant’s occupancy of the Premises.  The Must-Take Allowance may only be used for the cost of preparing design and construction documents and mechanical and electrical plans for the Must-Take Alterations and for hard costs in connection with the Must-Take Alterations.  The Must-Take Allowance, less a 10% retainage (which retainage shall be payable as part of the final draw), shall be paid to Tenant or, at Landlord’s option, to the order of the general contractor that performs the Must-Take Alterations, in periodic disbursements within 30 days after receipt of the following documentation: (i) an application for payment and sworn statement of contractor substantially in the form of AIA Document G-702 covering all work for which disbursement is to be made to a date specified therein; (ii) a certification from an AIA architect substantially in the form of the Architect’s Certificate for Payment which is located on AIA Document G702, Application and Certificate of Payment; (iii) Contractor’s, subcontractor’s and material supplier’s waivers of liens which shall cover all Must-Take Alterations for which disbursement is being requested and all other statements and forms required for compliance with the mechanics’ lien laws of the state in which the Premises is located, together with all such invoices, contracts, or other supporting data as Landlord or Landlord’s mortgagee, if any, may reasonably require; (iv) a cost breakdown for each trade or subcontractor performing the Must-Take Alterations; (v) plans and specifications for the Must-Take Alterations, together with a certificate from an AIA architect that such plans and specifications comply in all material respects with all laws affecting the 4015 Building, the Complex and the Premises; (vi) copies of all construction contracts for the Must-Take Alterations, together with copies of all change orders, if any; and (vii) a request to disburse from Tenant containing an approval by Tenant of the work done and a good faith estimate of the cost to complete the Must-Take Alterations.  Upon completion of the Must-Take Alterations, and prior to final disbursement of the Must-Take Allowance, Tenant shall furnish Landlord with:  (1) general contractor and architect’s completion affidavits, (2) full and final waivers of lien, (3) receipted bills covering all labor and materials expended and used, (4) as-built plans of the Must-

Take Alterations, and (5) the certification of Tenant and its architect that the Must-Take Alterations have been installed in a good and workmanlike manner in accordance with the approved plans, and in accordance with applicable laws, codes and ordinances.  In no event shall Landlord be required to disburse the Must-Take Allowance more than one time per month.  If the Must-Take Alterations exceed the Must-Take Allowance, Tenant shall be entitled to the Must-Take Allowance in accordance with the terms hereof, but each individual disbursement of the Must-Take Allowance shall be disbursed in the proportion that the Must-Take Allowance bears to the total cost for the Must-Take Alterations, less the 10% retainage referenced above.  Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Must-Take Allowance during the continuance of an uncured default under the Lease, and Landlord’s obligation to disburse shall only resume when and if such default is cured.

C.                                     In no event shall the Must-Take Allowance be used for the purchase of equipment, furniture or other items of personal property of Tenant.  If Tenant does not submit a request for payment of the entire Must-Take Allowance to Landlord in accordance with the provisions contained in this Work Letter by December 31, 2011, any unused amount shall accrue to the sole benefit of Landlord, it being understood that Tenant shall not be entitled to any credit, abatement or other concession in connection therewith. Tenant shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the Must-Take Alterations and/or Must-Take Allowance.  Landlord shall be entitled to deduct from the Must-Take Allowance a construction management fee for Landlord’s oversight of the Must-Take Alterations in an amount equal to 3% of the total cost of the Must-Take Alterations.

D.                                    Tenant agrees to accept the Premises in its “as-is” condition and configuration, it being agreed that Landlord shall not be required to perform any work or, except as provided above with respect to the Allowance, incur any costs in connection with the construction or demolition of any improvements in the Premises.

E.                                      This Work Letter shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the Initial Premises or any additions to the Premises in the event of a renewal or extension of the Extended Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

F.                                      Section 13 of the Work Letter attached as Exhibit C to the Original Lease is incorporated herein by this reference with respect to the Must-Take Alterations.  The Must-Take Alterations shall be “Tenant Improvements” under the Lease, including for purposes of Section 12.B and Exhibit E of the Original Lease.  No other provisions of the original Work Letter shall apply to the Must-Take Alterations, unless specifically set forth in this Paragraph F.

EXHIBIT C

INITIAL PREMISES WORK LETTER

As used in this Work Letter, the “Premises” shall be deemed to mean the Initial Premises, as defined in the Fourth Amendment to which this Work Letter is attached.

I.                                         Alterations and Allowance.

A.                                   Tenant, following the full execution of the Fourth Amendment and Landlord’s receipt of the Letter of Credit required thereby, shall have the right to perform alterations and improvements in the Premises (the “Initial Premises Alterations”).  Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform Initial Premises Alterations in the Premises unless and until Tenant has complied with all of the terms and conditions of Section 12 of the Lease, including, without limitation, approval by Landlord of the final plans for the Initial Premises Alterations and the contractors to be retained by Tenant to perform such Initial Premises Alterations. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design.  Landlord’s approval of the contractors to perform the Initial Premises Alterations shall not be unreasonably withheld. The parties agree that Landlord’s approval of the general contractor to perform the Initial Premises Alterations shall not be considered to be unreasonably withheld if any such general contractor (i) does not have trade references reasonably acceptable to Landlord, (ii) does not maintain insurance as required pursuant to the terms of this Lease, (iii) does not have the ability to be bonded for the work in an amount of no less than 150% of the total estimated cost of the Initial Premises Alterations, (iv) does not provide current financial statements reasonably acceptable to Landlord, or (v) is not licensed as a contractor in the state/municipality in which the Premises is located.  Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor.

B.                                     Provided Tenant is not in default, Landlord agrees to contribute the sum of $1,614,900.00 (the “Initial Premises Allowance”) toward the cost of performing the Initial Premises Alterations. The Initial Premises Allowance may only be used for the cost of preparing design and construction documents and mechanical and electrical plans for the Initial Premises Alterations and for hard costs in connection with the Initial Premises Alterations.  The Initial Premises Allowance, less a 10% retainage (which retainage shall be payable as part of the final draw), shall be paid to Tenant or, at Landlord’s option, to the order of the general contractor that performs the Initial Premises Alterations, in periodic disbursements within 30 days after receipt of the following documentation: (i) an application for payment and sworn statement of contractor substantially in the form of AIA Document G-702 covering all work for which disbursement is to be made to a date specified therein; (ii) a certification from an AIA architect substantially in the form of the Architect’s Certificate for Payment which is located on AIA Document G702, Application and Certificate of Payment; (iii) Contractor’s, subcontractor’s and material supplier’s waivers of liens which shall cover all Initial Premises Alterations for which disbursement is being requested and all other statements and forms required for compliance with the mechanics’ lien laws of the state in which the Premises is located, together with all such invoices, contracts, or other supporting data as Landlord or Landlord’s mortgagee, if any, may reasonably require; (iv) a cost breakdown for each trade or subcontractor performing the Initial Premises Alterations; (v) plans and specifications for the Initial Premises Alterations, together with a certificate from an AIA architect that such plans and specifications comply in all material respects with all laws affecting the 4001 Miranda Building, the Complex and the Premises; (vi) copies of all construction contracts for the Initial Premises Alterations, together with copies of all change orders, if any; and (vii) a request to disburse from Tenant containing an approval by Tenant of the work done and a good faith estimate of the cost to complete the Initial Premises Alterations.  Upon completion of the Initial Premises Alterations, and prior to final disbursement of the Initial Premises Allowance, Tenant shall furnish Landlord with:  (1) general contractor and architect’s completion affidavits, (2) full and final waivers of lien,

(3) receipted bills covering all labor and materials expended and used, (4) as-built plans of the Initial Premises Alterations, and (5) the certification of Tenant and its architect that the Initial Premises Alterations have been installed in a good and workmanlike manner in accordance with the approved plans, and in accordance with applicable laws, codes and ordinances.  In no event shall Landlord be required to disburse the Initial Premises Allowance more than one time per month.  If the Initial Premises Alterations exceed the Allowance, Tenant shall be entitled to the Initial Premises Allowance in accordance with the terms hereof, but each individual disbursement of the Initial Premises Allowance shall be disbursed in the proportion that the Initial Premises Allowance bears to the total cost for the Initial Premises Alterations, less the 10% retainage referenced above. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Initial Premises Allowance during the continuance of an uncured default under the Lease, and Landlord’s obligation to disburse shall only resume when and if such default is cured.

C.                                     Landlord and Tenant acknowledge that Tenant may perform improvements in all or any portion of the Must-Take Space during Tenant’s period of possession thereof pursuant to the Tibco Sublease (the “Sublease Alterations”), and that any such Sublease Alterations shall be subject to the terms of the Existing Lease, the Tibco Sublease and the Consent (all as defined in Recital B of the Fourth Amendment).  Provided that Tenant complies with all applicable requirements in connection therewith, Landlord hereby agrees that Tenant may apply up to $250,000.00 of the Initial Premises Allowance towards the cost of the Sublease Alterations.  Such portion of the Allowance shall be disbursed in the same manner and subject to the same conditions as govern disbursements in connection with the Initial Premises Alterations, as set forth in Paragraph B above and Paragraph D below.

D.                                    In no event shall the Initial Premises Allowance be used for the purchase of equipment, furniture or other items of personal property of Tenant.  If Tenant does not submit a request for payment of the entire Initial Premises Allowance to Landlord in accordance with the provisions contained in this Work Letter by December 31, 2010, any unused amount shall accrue to the sole benefit of Landlord, it being understood that Tenant shall not be entitled to any credit, abatement or other concession in connection therewith. Tenant shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the Initial Premises Alterations and/or Initial Premises Allowance.  Landlord shall be entitled to deduct from the Initial Premises Allowance a construction management fee for Landlord’s oversight of the Initial Premises Alterations in an amount equal to 3% of the total cost of the Initial Premises Alterations.

E.                                      Tenant agrees to accept the Premises in its “as-is” condition and configuration for the Extended Term, it being agreed that Landlord shall not be required to perform any work or, except as provided above with respect to the Initial Premises Allowance, incur any costs in connection with the construction or demolition of any improvements in the Premises.

F.                                      This Work Letter shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the Must-Take Space (except as provided in Paragraph C above) or any additions to the Premises in the event of a renewal or extension of the Extended Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

G.                                     Section 13 of the Work Letter attached as Exhibit C to the Original Lease is incorporated herein by this reference with respect to the Initial Premises Alterations. The Initial Premises Alterations shall be “Tenant Improvements” under the Lease, including for purposes of Section 12.B and Exhibit E of the Original Lease.  No other provisions of the original Work Letter shall apply to the Initial Premises Alterations, unless specifically set forth in this Paragraph G.

EXHIBIT D

FORM OF LETTER OF CREDIT

[Name of Financial Institution]

Irrevocable Standby

Letter of Credit

No.

Issuance Date:

Expiration Date:

Applicant: Affymax, Inc.

Beneficiary

CA-Foothill Research Center Limited Partnership

c/o Equity Office

1740 Technology Drive, Suite 150

San Jose, California  95110

Attention: Foothill Property Manager

Ladies/Gentlemen:

We hereby establish our Irrevocable Standby Letter of Credit in your favor for the account of the above referenced Applicant in the amount of                               U.S. Dollars ($                            ) available for payment at sight by your draft drawn on us when accompanied by the following documents:

1.                                       An original copy  of this Irrevocable Standby Letter of Credit.

2.                                       Beneficiary’s dated statement purportedly signed by an authorized signatory or agent reading: “This draw in the amount of                          U.S. Dollars ($                 ) under your Irrevocable Standby Letter of Credit No.                                  represents funds that we are entitled to draw pursuant to the terms of that certain lease by and between CA-Foothill Research Center Limited Partnership, a Delaware limited partnership, as landlord, and Affymax, Inc., a Delaware corporation (as successor in interest to Affymax Research Institute, a California corporation), as tenant, and/or any amendment to the lease or any other agreement between such parties related to the lease.”

It is a condition of this Irrevocable Standby Letter of Credit that it will be considered automatically renewed for a one year period upon the expiration date set forth above and upon each anniversary of such date, unless at least 60 days prior to such expiration date or applicable anniversary thereof, we notify you in writing, by certified mail return receipt requested or by recognized overnight courier service, that we elect not to so renew this Irrevocable Standby Letter of Credit.  A copy of any such notice shall also be sent, in the same manner, to:  Equity Office Properties Trust, 2 North Riverside Plaza, Suite 2100, Chicago, Illinois 60606, Attention: Treasury Department.  In addition to the foregoing, we understand and agree that you shall be entitled to draw upon this Irrevocable Standby Letter of Credit in accordance with 1 and 2 above in the event that we elect not to renew this Irrevocable Standby Letter of Credit and, in addition, you provide us with a dated statement purportedly signed by an authorized signatory or agent of Beneficiary stating that the Applicant has failed to provide you with an acceptable substitute irrevocable standby letter of credit in accordance with the terms of the above referenced lease.  We further acknowledge and agree that:  (a) upon receipt of the documentation required herein, we will honor your draws against this Irrevocable Standby Letter of Credit without inquiry into the accuracy of Beneficiary’s signed statement and regardless of whether Applicant disputes the content of such statement; (b) this Irrevocable Standby Letter of Credit shall permit partial draws and, in the event you elect to draw upon less than the full stated amount hereof, the stated amount of this Irrevocable Standby Letter of Credit shall be automatically reduced by the amount of such partial draw; and (c) you shall be entitled to transfer your interest in this Irrevocable Standby Letter of Credit from time to time and more than one time without our approval and without charge.  In the event of a transfer, we reserve the right to require reasonable evidence of such transfer as a condition to any draw hereunder.

This Irrevocable Standby Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 revision) ICC Publication No. 500.

We hereby engage with you to honor drafts and documents drawn under and in compliance with the terms of this Irrevocable Standby Letter of Credit.

All communications to us with respect to this Irrevocable Standby Letter of Credit must be addressed to our office located at                                                                                          to the attention of                                                                .

Very truly yours,

[name]

[title}

EXHIBIT E-1

OUTLINE AND LOCATION OF OFFERING SPACE

4005 Miranda, Suite 100

EXHIBIT E-2

OUTLINE AND LOCATION OF OFFERING SPACE

4005 Miranda, Suite 150

EXHIBIT E-3

OUTLINE AND LOCATION OF OFFERING SPACE

4005 Miranda, Suite 160

EXHIBIT E-4

OUTLINE AND LOCATION OF OFFERING SPACE

4005 Miranda, Suite 175

EXHIBIT E-5

OUTLINE AND LOCATION OF OFFERING SPACE

4009 Miranda, Suite 100

EXHIBIT E-6

OUTLINE AND LOCATION OF OFFERING SPACE

4009 Miranda, Suite 200

EXHIBIT E-7

OUTLINE AND LOCATION OF OFFERING SPACE

4009 Miranda, Suite 225

EXHIBIT E-8

OUTLINE AND LOCATION OF OFFERING SPACE

4009 Miranda, Suite 250